Exhibit 3.1

CERTIFICATE OF DESIGNATIONS

OF

SERIES A NON-VOTING CONVERTIBLE

PREFERRED STOCK

OF

THE FIRST MARBLEHEAD CORPORATION

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

The First Marblehead Corporation, a Delaware corporation (the “Company”), certifies that pursuant to the authority contained in Article Fourth of its Restated Certificate of Incorporation, as amended (the “Restated Certificate of Incorporation”), and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Company (the “Board”) at a meeting duly called and held on December 21, 2007 duly approved and adopted the following resolution which resolution remains in full force and effect on the date hereof:

RESOLVED, that pursuant to the authority vested in the Board by the Restated Certificate of Incorporation, the Board does hereby designate, create, authorize and provide for the issuance of a series of preferred stock having a par value of $0.01 per share, with a stated value of $1,000 per share (the “Stated Value”) and a liquidation preference of $0.01 per share, which shall be designated as Series A Non-Voting Convertible Preferred Stock (the “Preferred Stock”), consisting of 58,900 shares of Preferred Stock having the following voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof as follows:

1.             Ranking.  The Preferred Stock shall rank junior to all other series of the Company’s preferred stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

2.             Proportional Adjustment.  So long as any shares of the Preferred Stock remain outstanding, in the event the Company (a) declares any dividend on shares of the common stock, par value $0.01 per share, of the Company (the “Common Stock”) payable in shares of Common Stock, (ii) subdivides the outstanding Common Stock or (iii) combines the outstanding Common

Stock into a smaller number of shares, then in each such case the Company shall simultaneously effect a proportional adjustment to the number of outstanding shares of Preferred Stock.

3.             Dividends.  So long as any shares of the Preferred Stock remain outstanding, if the Company makes any dividend or distribution of cash, securities (including, but not limited to, rights, warrants, options or evidences of indebtedness) or properties or assets on shares of Common Stock, then the Company shall simultaneously declare and pay a dividend or distribution on shares of Preferred Stock in the amount of dividends or distributions that would be made with respect to shares of Preferred Stock if such shares were converted into shares of Common Stock on the record date for such dividend or distribution (or if no record date is established, at the date such dividend or distribution is declared).

4.             Conversion Rights.

(a)           Upon the terms and in the manner set forth in this Section 4 and subject to the provisions for adjustment contained in Section 4(e), the shares of Preferred Stock shall be convertible, in whole or in part, at the option of the holders thereof, at any time, upon surrender to the Company of the certificate(s) for the shares to be converted, into a number of fully paid and nonassessable shares of Common Stock equal to the aggregate Stated Value of the number of shares of Preferred Stock to be converted divided by the initial conversion price of $11.24, as such price may be adjusted from time to time in accordance with this Section 4 (the “Conversion Price”).

(b)           In order to convert shares of Preferred Stock, the holder thereof shall deliver a properly completed and duly executed written notice of election to convert specifying the number (in whole shares) of shares of Preferred Stock to be converted.  Each holder of Preferred Stock shall (i) deliver a written notice to the Company at its principal office or at the office of the agency which may be maintained for such purpose (each, a “Conversion Agent”) specifying the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued, (ii) surrender the certificate for such shares of Preferred Stock to the Company or the Conversion Agent, accompanied, if so required by the Company or the Conversion Agent, by a written instrument or instruments of transfer in form reasonably satisfactory to the Company or the Conversion Agent duly executed by the holder or its attorney duly authorized in writing, and (iii) pay any transfer or similar tax required by Section 4(g).

(c)           (i)            As promptly as practicable after the date (the “Conversion Date”) on which the Company or the Conversion Agent shall have received a written notice of election to convert, a surrendered certificate, any required instrument of transfer and any required payments contemplated by Section 4(g) below (and in no event more than five days after the Conversion Date), the Company shall deliver or cause to be delivered at the office or agency of the Conversion Agent, to or upon the written order of the holders of the surrendered shares of Preferred Stock, a certificate or certificates representing the number of fully paid and nonassessable shares of Common Stock, with no personal liability attaching to the ownership thereof, free of all taxes with respect to the issuance thereof, liens, charges and security interests and not subject to any preemptive rights, into which such shares of Preferred Stock have been converted in accordance with the provisions of this Section 4, and any cash payable in respect of fractional shares as provided in Section 4(d).

(ii)           Upon the surrender of a certificate representing shares of Preferred Stock that is converted in part, the Company shall issue or cause to be issued to the holder a new certificate representing shares of Preferred Stock equal in number to the unconverted portion of the shares of Preferred Stock represented by the certificate so surrendered.

(iii)          On the Conversion Date, the rights of the holders of the Preferred Stock delivered for conversion shall cease and the person entitled to receive the shares of Common Stock upon the conversion of such shares of Preferred Stock shall be treated for all purposes as having become the beneficial owner of such shares of Common Stock.

(d)           (i)            No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the conversion of any shares of Preferred Stock. Instead of any fractional interest in a share of Common Stock which would otherwise be deliverable upon the conversion of a share of Preferred Stock, the Company shall pay to the holder of such share of Preferred Stock an amount in cash (computed to the nearest cent) equal to the product of (A) such fraction and (B) the current market price (as defined in Section 4(d)(ii) below) of a share of Common Stock on the Business Day next preceding the day of conversion.  If more than one share of Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate Stated Value of the shares of Preferred Stock so surrendered.

(ii)           For the purposes of Section 4(d), the “current market price” per share of Common Stock at any date shall be deemed to be the average of the daily closing prices for the ten consecutive trading days immediately prior to the date in question.  The closing price for each day shall be (A) if the Common Stock is listed or admitted to trading on a national securities exchange, the closing price on such exchange or (B) if the Common Stock is not listed or admitted to trading on any such exchange, the closing price, if reported, or, if the closing price is not reported, the average of the closing bid and asked prices as reported by The Nasdaq Stock Market, (C) if bid and asked prices for the Common Stock on each such day shall not have been reported through The Nasdaq Stock Market, the average of the bid and asked prices for such date as furnished by any three New York Stock Exchange member firms regularly making a market in the Common Stock and not affiliated with the Company selected for such purpose by the Board, or (D) if no such quotations are available, the fair market value of the Common Stock as determined by a New York Stock Exchange member firm regularly making a market in the Common Stock selected for such purpose by the Board.

(e)           The Conversion Price shall be subject to adjustment as follows:

(i)            If the Company shall issue by reclassification of its shares of Common Stock other securities of the Company, then the Conversion Price in effect immediately prior thereto shall be adjusted so that a holder of any shares of Preferred Stock thereafter converted shall be entitled to receive the number and kind of other securities that such holder of Preferred Stock would have owned or been entitled to receive after the happening of such reclassification had such shares of Preferred Stock been converted immediately prior to the happening of such reclassification or any record date with respect thereto.  An adjustment made pursuant to this Section 4(e)(i) shall become effective on the date of the dividend payment, subdivision, combination or issuance retroactive to the record date with respect thereto, if any, for such event.  Such adjustment shall be made successively.

(ii)           No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least 1% of such price; provided, however, that any adjustments which by reason of this Section 4(e)(ii) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.  All calculations under this Section 4(e) shall be made to the nearest one-hundredth of a cent or to the nearest one-hundredth of a share, as the case may be.

(iii)          If the Company shall be a party to any transaction, including without limitation a merger, consolidation, sale of all or substantially all of the Company’s assets, reorganization, liquidation or recapitalization of the Common Stock (each of the foregoing being referred to as a “Transaction”), in each case as a result of which shares of Common Stock shall be converted into the right to receive stock, securities or other property (including cash or any combination thereof), each share of Preferred Stock shall, upon consummation of the Transaction, be convertible into the kind and amount of shares of stock and other securities and property receivable (including cash) upon the consummation of such Transaction by a holder of that number of shares of Common Stock into which one share of Preferred Stock was convertible immediately prior to such Transaction.  Notwithstanding the foregoing, if in such Transaction (A) the holder of Preferred Stock would receive voting stock that, when aggregated with any other voting stock of the successor or purchasing entity beneficially owned by such holder and its affiliates (within the meaning of Rule 405 promulgated under the Securities Act of 1933), would represent more than 9.9% of the outstanding voting stock of the successor or purchasing entity (“Excess Shares”) and (B) the successor or purchasing entity is a savings and loan holding company or a bank holding company, then the Preferred Stock shall remain outstanding as preferred stock of the successor or purchasing entity in the Transaction, with the voting powers, preferences and other rights to which the Preferred Stock was entitled immediately prior to the Transaction.  In connection with any Transaction, lawful provision shall be made so that, except as set forth in this paragraph, the terms of the Preferred Stock (or any stock issued in such transaction in consideration therefor) shall remain substantially unchanged to the extent practicable.  Each holder of shares of Preferred Stock shall, within ten days of any written request sent to such holder’s last address as shown on the stock books of the Company, certify in writing to the Company at its principal executive office whether upon consummation of the

Transaction it would have Excess Shares and, in the absence of the receipt by the Company of such a certificate identifying any such Excess Shares, each share of Preferred Stock shall be converted in such Transaction as set forth above.  The Company shall not be a party to any Transaction unless the terms of such Transaction are consistent with the provisions of this Section 4(e)(iii).  The provisions of this Section 4(e)(iii) shall similarly apply to successive Transactions.

(iv)          Each share of Preferred Stock that is sold or transferred, whether voluntarily or involuntarily, by any holder to any party other than an affiliate (within the meaning of Rule 405 promulgated under the Securities Act of 1933) of such holder, shall be automatically converted into that number of shares of Common Stock into which each share of Preferred Stock was convertible immediately prior to such sale or transfer, whether or not the certificate representing such share of Preferred Stock has been surrendered for conversion.

(v)           Notwithstanding the provisions of this Section 4(e), the applicable Conversion Price shall not be adjusted upon the issuance of any shares of Common Stock (including upon the exercise of options or rights) or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan, program or practice of or assumed by the Company or any of its subsidiaries that is authorized by the Board.

(vi)          For the purposes of this Section 4(e) and Section 4(h), the term “shares of Common Stock” shall mean (A) the Common Stock or (B) any other class of stock resulting from successive changes or reclassifications of such shares consisting solely of changes in par value, or from no par value to par value.  If at any time, as a result of an adjustment made pursuant to Sections 4(e)(i) or (iv) above, the holders of Preferred Stock shall become entitled to receive any securities other than shares of Common Stock, thereafter the number of such other securities so issuable upon conversion of the shares of Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the shares of Preferred Stock contained in this Section 4(e).

(vii)         Notwithstanding the foregoing, in any case in which this Section 4(e) provides that an adjustment shall become effective immediately after a record date for an event, the Company may defer until the occurrence of such event (A) issuing to the holder of any shares of Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount in cash in lieu of any fraction pursuant to Section 4(d).

(viii)        If the Company shall take any action affecting the shares of Common Stock, other than any action described in this Section 4(e), which in the reasonable opinion of the Board would adversely affect the conversion rights of the holders of Preferred Stock, the Conversion Price for the Preferred Stock shall be adjusted, to the extent permitted by law, in such manner and at such time as the Board may determine in good faith to be equitable in the circumstances.

(f)            Whenever the Conversion Price is adjusted as herein provided, the chief financial officer of the Company shall compute the adjusted Conversion Price in accordance with the foregoing provisions and shall prepare a certificate setting forth such adjusted Conversion Price and showing in reasonable detail the facts upon which such adjustment is based.  A copy of such certificate shall be filed promptly with the Conversion Agent.  Promptly after delivery of such certificate, the Company shall prepare a notice of such adjustment of the Conversion Price setting forth the adjusted Conversion Price and the date on which such adjustment becomes effective and shall mail such notice of such adjustment of the Conversion Price to each holder of shares of Preferred Stock at such holder’s last address as shown on the stock books of the Company.

(g)           The Company will pay any and all documentary, stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on the conversion of shares of Preferred Stock pursuant to this Section 4; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any registration or transfer involved in the issue or delivery of Common Stock in a name other than that of the registered holder of Preferred Stock converted or to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid.

(h) (i) The Company shall at all times reserve and keep available, free from all liens, charges and security interests and not subject to any preemptive rights, out of the aggregate of its authorized but unissued shares of Common Stock or its issued shares of Common Stock held in its treasury, or both, for the purpose of effecting the conversion of Preferred Stock, the full number of shares of Common Stock then deliverable upon the conversion of all outstanding shares of Preferred Stock.

(ii)           Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value (if any) of the Common Stock issuable upon conversion of Preferred Stock, the Company will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and nonassessable shares of such Common Stock at such adjusted Conversion Price.

5.             Liquidation, Dissolution and Winding Up.  Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of the Preferred Stock then outstanding shall be entitled to receive out of the available assets of the Company, whether such assets are stated capital or surplus of any nature, an amount on such date equal to $0.01 per share of Preferred Stock, plus the amount of any declared but unpaid dividends thereon as of such date.  After payment to the holders of the Preferred Stock of the amounts set forth in preceding sentence, the entire remaining assets and funds of the Company legally available for distribution, if any, shall be distributed among the holders of the Common Stock and the Preferred Stock in proportion to the shares of Common Stock then held by them and the shares of Common Stock which they then have the right to acquire upon conversion of the shares of Preferred Stock then held by them.

6.             No Redemption.  The shares of Preferred Stock shall not be redeemable.

7.             Voting Rights.

(a)           Except as expressly provided in this Section 7 or as otherwise required by applicable law or regulation, holders of the shares of Preferred Stock shall have no voting rights.

(b)           So long as any shares of the Preferred Stock are outstanding, the Company shall not, without the consent or vote of the holders of a majority of the outstanding shares of the Preferred Stock, voting separately as a class, amend, alter or repeal or otherwise change (including in connection with any merger or consolidation) any provision of the Restated Certificate of Incorporation of the Company or this Certificate of Designation (as such resolution may be amended from time to time, the “Certificate of Designation”) if such amendment would increase or decrease the authorized shares of the Preferred Stock, increase or decrease the par value of the shares of the Preferred Stock, or alter or change the powers, preferences or special rights of the shares of the Preferred Stock so as to affect it adversely.

8.             Exclusion of Other Rights.  Except as may otherwise be required by law, the shares of Preferred Stock shall not have any voting powers, preferences and relative, participating, optional or other special rights, other than those specifically set forth in this Certificate of Designation (as such Certificate may be amended from time to time) and in the Restated Certificate of Incorporation.

9.             Severability of Provisions.  If any voting powers, preferences and relative, participating, optional and other special rights of the Preferred Stock and qualifications, limitations and restrictions thereof set forth in this Certificate of Designation are invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of Preferred Stock and qualifications, limitations and restrictions thereof set forth in this Certificate of Designation which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional or other special rights of Preferred Stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences and relative, participating, optional or other special rights of Preferred Stock and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative, participating, optional or other special rights of Preferred Stock and qualifications, limitations and restrictions thereof unless so expressed herein.

10.           Reissuance of Preferred Stock.  Shares of Preferred Stock that have been issued and reacquired in any manner, including shares purchased by the Company or exchanged or converted, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized but unissued shares of preferred stock of the Company undesignated as to series and may be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Company, provided that any issuance of such shares as Preferred Stock must be in compliance with the terms hereof.

11.           Mutilated or Missing Preferred Stock Certificates.  If any of the Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Company shall issue, in exchange and in substitution for and upon cancellation of the mutilated Preferred Stock certificate, or in lieu of and substitution for the Preferred Stock certificate lost, stolen or destroyed, a new Preferred Stock certificate of like tenor and representing an equivalent amount of shares of Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Preferred Stock certificate and indemnity, if requested, satisfactory to the Company and the transfer agent (if other than the Company).

12.           Fractional Shares.  The Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to receive dividends, participate in dividends and distributions and to have the benefit of all other rights of holders of Preferred Stock.

IN WITNESS WHEREOF, the Company has caused this certificate to be duly executed by Peter B. Tarr, Chairman and General Counsel of the Company, this 21st day of December, 2007.

THE FIRST MARBLEHEAD CORPORATION

By:	/s/ Peter B. Tarr
Name:	Peter B. Tarr
Title:	Chairman and General Counsel